Exhibit 99.1

News Release

L.B. FOSTER REPORTS THIRD QUARTER OPERATING RESULTS

PITTSBURGH, PA, November 1, 2018 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer and distributor of products and services for transportation and energy infrastructure, today reported its third quarter 2018 operating results, which included the following performance highlights:

•	Net income of $5.0 million, or $0.47 per diluted share, a 54.3% increase over the prior year quarter.

•	Sales of $167.1 million, an increase of 27.1% over the prior year quarter.

•	Gross profit of $29.6 million increased 12.3%, from the prior year quarter.

•	New orders increased by 27.8% from the prior year quarter.

•	Backlog ended at $251.6 million, an increase of 32.7% over the prior year.

•	Debt reduction of $22.6 million from June 30, 2018 to $76.5 million.

•	Net cash provided by operating activities for the quarter totaled $14.5 million.

Third Quarter Results

•
Third quarter net sales of $167.1 million increased by $35.6 million, or 27.1%, compared to the prior year quarter, which includes increases in each of our three business segments. Rail Products and Services (Rail) sales increased 36.1%, Tubular and Energy Services (Tubular) sales increased 35.5%, and Construction Products (Construction) sales increased 6.2% over the prior year quarter.

•
Third quarter gross profit increased by $3.2 million, or 12.3%, over the prior year, to $29.6 million. Gross profit margin of 17.7% was 240 basis points lower compared to the prior year quarter. The gross profit margin was negatively impacted by distribution product mix within our Construction and Rail segments.

•
Third quarter new orders were $186.0 million, a 27.8% increase from the prior year quarter, driven primarily by strong activity within the Construction segment and to a lesser extent, our Tubular segment.

•
Backlog was $251.6 million at September 30, 2018, a 32.7% increase over the prior year period. Construction backlog increased $42.7 million, or 57.1%, while Rail backlog increased $23.1 million, or 26.9%.

•	Net income for the third quarter 2018 was $5.0 million, or $0.47 per diluted share, compared to net income of $3.2 million, or $0.31 per diluted share, in the prior year quarter.

•	Third quarter EBITDA[1] (earnings before interest, taxes, depreciation, and amortization) was $10.6 million, an increase of 6.6% compared to the prior year quarter.

•
Selling and administrative expenses in the third quarter increased by $1.4 million, or 7.1%, over the prior year period, largely driven by increased personnel-related expenses of $0.8 million, as well as increased external service costs of $0.8 million. Litigation costs related to the Union Pacific Railroad (UPRR) matter were approximately $0.6 million in the current year period and $0.5 million in the prior year period.

•
Net interest expense was $1.3 million in the third quarter of 2018, compared to $2.0 million in the prior year quarter. The decrease was attributable to a reduction in debt levels as well as maintaining the lowest tier interest rate spread associated with our credit facility.

1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures used in this release: EBITDA.

•
Net cash provided by operating activities for the quarter totaled $14.5 million compared to use of $2.4 million in the prior year quarter. The $16.9 million increase is primarily a result of improvements in trade accounts receivable and inventory compared to the prior year quarter.

•	Total debt decreased by $22.6 million, or 22.8%, in the third quarter to $76.5 million as compared to $99.0 million at June 30, 2018.

•
The Company’s income tax benefit for the third quarter was $0.2 million, primarily related to changes in the estimated annual effective tax rate resulting from the realization of a portion of U.S. deferred tax assets previously offset by a valuation allowance.

CEO Comments
Bob Bauer, President and Chief Executive Officer, commented, “The Company's third quarter results reflect continued momentum in new orders, which drove a 32.7% increase in backlog over the prior year period. Spending directed toward transit rail infrastructure and civil construction projects drove a significant portion of the increase. The Company's backlog going into the fourth quarter stands at $251.6 million.”

Mr. Bauer added, “Operating performance continued to improve as net income for the quarter and nine-month period were well above prior year. Operating cash flow in the third quarter was strong, helping us reach $22.4 million year-to-date. Working capital performance stands out as trade working capital balances are below prior year level on 17.1% sales growth. Couple this with capital spending at $3.2 million year-to-date, and it allowed further reduction of debt, bringing our total debt to $76.5 million.

"We expect to increase the pace of capital spending over the next year as attractive growth opportunities are emerging.”

Nine Month Results

•
Net sales of $462.4 million for the first nine months of 2018 increased by $67.4 million, or 17.1%, compared to the prior year period due to increases in Tubular sales of 30.5% and Rail sales of 27.0%. These increases were partially offset by a reduction in Construction sales of 7.6%.

•
For the first nine months of 2018, gross profit was $84.1 million, a $8.8 million, or 11.7%, increase from the prior year period. Gross profit margin was 18.2%, a reduction of 90 basis points compared to the first nine months of the prior year. Gross profit margin was negatively impacted by distribution product mix within the Rail and Construction segments. The reduction was partially offset by increased volume within the Tubular segment.

•
New orders during the first nine months of 2018 improved by $112.8 million, or 25.8%, from the prior year period, with increases in each of our three segments. Rail new orders increased by 31.6%, Construction new orders increased by 28.6%, and Tubular new orders increased by 10.1% over the prior year period.

•	Net income for the first nine months of 2018 was $7.9 million, or $0.75 per diluted share, compared to net income of $3.8 million, or $0.37 per diluted share, last year.

•	EBITDA for the first nine months of 2018 was $27.7 million, a $2.1 million increase over the prior year period.

•
Selling and administrative expenses in the first nine months of 2018 increased by $5.5 million, or 9.1%, largely driven by increases in personnel-related expenses of $3.3 million and litigation costs of $3.0 million related to the UPRR matter compared to the prior year period. Litigation costs related to the UPRR matter were approximately $4.5 million in the current year period and $1.5 million in the prior year period.

•
Net interest expense was $4.8 million for the first nine months of 2018, compared to $6.1 million in the prior year period. The decrease was primarily attributable to a reduction in debt levels as well as maintaining the lowest tier interest rate spread associated with our credit facility.

•
Net cash provided by operating activities for the first nine months of 2018 totaled $22.4 million compared to $27.5 million in the prior year period. Excluding the $11.8 million of operating cash provided by income tax refunds in the 2017 period, 2018 operating cash increased by $6.7 million over the prior year period.

•
Total debt decreased by $53.5 million, or 41.4%, in the first nine months of 2018 to $76.5 million as compared to $130.0 million at December 31, 2017. The $31.5 million repatriation of international cash in 2018 as well as operating and investing cash flow activities contributed to the debt balance reduction.

•
The Company’s income tax expense for the first nine months of 2018 was $1.0 million. The Company's estimated annual effective tax rate was primarily related to income taxes in foreign jurisdictions, but partially offset by a benefit from the realization of a portion of U.S. deferred tax assets previously offset by a valuation allowance.

L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2018 operating results on Thursday, November 1, 2018 at 5:00 pm ET. The call will be hosted by Mr. Robert Bauer, President, and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 877-407-0784 (U.S. & Canada) or 201-689-8560 (International) and providing access code 13684304.

About L.B. Foster Company
L.B. Foster is a leading manufacturer and distributor of products and services for transportation and energy infrastructure with locations in North America and Europe. For more information, please visit www.lbfoster.com.

This release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this release may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations; the outcome of litigation and product warranty claims; decisions regarding our strategic growth initiatives, market position, and product development; all of which are based on current estimates that involve inherent risks and uncertainties. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: environmental matters, including any costs associated with any remediation and monitoring; a resumption of the economic slowdown we experienced in previous years in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; a decrease in freight or passenger rail traffic; the timeliness and availability of materials from our major suppliers as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers' concerns about conflict minerals; labor disputes; the continuing effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact these amounts, including as a result of any interpretations, regulatory actions, and amendments to the Tax Cuts and Jobs Act (the “Tax Act”); foreign currency fluctuations; inflation; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s pending exit from the European Union; sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the Union Pacific Railroad (“UPRR”) and an overall resolution of the related contract claims as well as the possible costs associated with the outcome of the lawsuit filed by the UPRR; the loss of future revenues from current customers; and risks inherent in litigation. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ending December 31, 2017, as updated and amended by Item 1A, "Risk Factors," in our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

Investor Relations:
Judith Balog
(412) 928-3417
investors@lbfoster.com

L.B. Foster Company
415 Holiday Drive
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(Unaudited)		(Unaudited)
Sales of goods	$120,272	$103,058	$339,176	$318,414
Sales of services	46,822	28,434	123,262	76,640
Total net sales	167,094	131,492	462,438	395,054
Cost of goods sold	100,746	82,460	281,892	256,152
Cost of services sold	36,746	22,667	96,402	63,549
Total cost of sales	137,492	105,127	378,294	319,701
Gross profit	29,602	26,365	84,144	75,353
Selling and administrative expenses	21,662	20,218	65,488	60,023
Amortization expense	1,762	1,764	5,322	5,218
Interest expense	1,367	2,026	4,979	6,315
Interest income	(71)	(56)	(166)	(166)
Equity in loss (income) of nonconsolidated investments	4	(50)	7	5
Other expense (income)	153	(551)	(327)	(564)
	24,877	23,351	75,303	70,831
Income before income taxes	4,725	3,014	8,841	4,522
Income tax (benefit) expense	(246)	(208)	952	698
Net income	$4,971	$3,222	$7,889	$3,824
Basic earnings per common share	$0.48	$0.31	$0.76	$0.37
Diluted earnings per common share	$0.47	$0.31	$0.75	$0.37
Average number of common shares outstanding — Basic	10,365	10,341	10,361	10,332
Average number of common shares outstanding — Diluted	10,489	10,479	10,481	10,435

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,586	$37,678
Accounts receivable - net	85,615	76,582
Inventories - net	107,200	97,543
Prepaid income tax	725	188
Other current assets	7,402	9,120
Total current assets	210,528	221,111
Property, plant, and equipment - net	87,894	96,096
Other assets:
Goodwill	19,449	19,785
Other intangibles - net	51,801	57,440
Investments	155	162
Other assets	719	1,962
TOTAL ASSETS	$370,546	$396,556
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$72,355	$52,404
Deferred revenue	12,384	10,136
Accrued payroll and employee benefits	11,052	11,888
Accrued warranty	9,363	8,682
Current maturities of long-term debt	630	656
Other accrued liabilities	9,157	9,764
Total current liabilities	114,941	93,530
Long-term debt	75,840	129,310
Deferred tax liabilities	7,864	9,744
Other long-term liabilities	16,813	17,493
Stockholders' equity:
Class A Common Stock	111	111
Paid-in capital	47,042	45,017
Retained earnings	145,364	137,780
Treasury stock	(18,165)	(18,662)
Accumulated other comprehensive loss	(19,264)	(17,767)
Total stockholders' equity	155,088	146,479
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$370,546	$396,556

Non-GAAP Disclosures

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”) which is a non-GAAP financial measure. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA enhances investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measurement that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA is presented below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(Unaudited)		(Unaudited)
EBITDA Reconciliation
Net income, as reported	$4,971	$3,222	$7,889	$3,824
Interest expense, net	1,296	1,970	4,813	6,149
Income tax (benefit) expense	(246)	(208)	952	698
Depreciation expense	2,803	3,178	8,685	9,705
Amortization expense	1,762	1,764	5,322	5,218
Total EBITDA	$10,586	$9,926	$27,661	$25,594